Exhibit 5.1

KRAMER LEVIN NAFTALIS & FRANKEL LLP

October 19, 2016

SIGA Technologies, Inc.

660 Madison Avenue, Suite 1700

New York, New York 10065

Ladies and Gentlemen:

We have acted as counsel to SIGA Technologies, Inc., a Delaware corporation (the “Registrant”), in connection with the preparation and filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), with respect to the registration under the Securities Act of 1933, as amended (the “Act”), of shares of common stock, par value $0.0001 per share (“Common Stock”), of the Registrant having a maximum aggregate value of $35,284,792 (the “Shares”), issuable upon exercise of non-transferable subscription rights (the “Rights”) to be distributed to holders of record of shares of the Common Stock as described in the prospectus (the “Prospectus”) forming a part of the Registration Statement.

We have reviewed copies of (i) the Registration Statement; (ii) the Registrant’s Amended and Restated Bylaws; (iii) the Registrant’s Amended and Restated Certificate of Incorporation; (iv) the form of stock certificate which is used by the Registrant for the issuance of shares of its Common Stock; (v) the form of subscription rights certificate, which will be used by the Registrant to evidence the Rights (the “Rights Certificate”); and (vi) certain resolutions of the Board of Directors of the Registrant authorizing the registration and issuance of the Shares and other related matters.

We have also reviewed such other documents and made such other investigations as we have deemed appropriate. As to various questions of fact material to this opinion, we have relied upon statements, representations and certificates of officers or representatives of the Registrant, public officials and others. We have not independently verified the facts so relied on.

Based upon the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that (i) the Shares will, when issued and sold in the manner described in the Registration Statement, be legally issued, fully paid and non-assessable, (ii) when any certificates evidencing the Rights have been duly executed, authenticated, issued and delivered in the manner described in the Registration Statement, the Rights will be legally issued and (iii) The Rights Certificates, when issued, constitute a valid and binding obligation of the Registrant.

We do not express any opinion with respect to any law other than the General Corporation Law of the State of Delaware. This opinion is rendered only with respect to the laws and legal interpretations and the facts and circumstances in effect on the date hereof.

1177 Avenue of the Americas   New York NY 10036-2714   Phone 212.715.9100   Fax 212.715.8000

990 Marsh Road   Menlo Park CA 94025-1949   Phone 650.752.1700   Fax 650.752.1800

47 Avenue Hoche   75008 Paris France   Phone (33-1) 44 09 46 00   Fax (33-1) 44 09 46 01

www.kramerlevin.com

Kramer Levin Naftalis & Frankel LLP

SIGA Technologies, Inc.

October 19, 2016

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ KRAMER LEVIN NAFTALIS & FRANKEL LLP

KRAMER LEVIN NAFTALIS & FRANKEL LLP